                                       Filed to Rule 424(b)(3)
                                       Registration No. 333-62661

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 10, 1998)

                                  $700,000,000
                     INTERNATIONAL PAPER CAPITAL TRUST III

                           7 7/8% CAPITAL SECURITIES
                (LIQUIDATION AMOUNT $25.00 PER CAPITAL SECURITY)
    FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                                     [LOGO]
                            ------------------------

    THE 7 7/8% CAPITAL SECURITIES (THE "CAPITAL SECURITIES") OFFERED HEREBY WILL REPRESENT UNDIVIDED BENEFICIAL OWNERSHIP INTERESTS IN THE ASSETS OF INTERNATIONAL PAPER CAPITAL TRUST III, A STATUTORY BUSINESS TRUST CREATED UNDER THE LAWS OF THE STATE OF DELAWARE (THE "ISSUER TRUST"). INTERNATIONAL PAPER COMPANY, A NEW YORK CORPORATION ("INTERNATIONAL PAPER" OR THE "COMPANY"), WILL INITIALLY BE THE OWNER, DIRECTLY OR INDIRECTLY, OF ALL THE BENEFICIAL INTERESTS REPRESENTED BY COMMON SECURITIES OF THE ISSUER TRUST (THE "COMMON SECURITIES" AND, TOGETHER WITH THE CAPITAL SECURITIES, THE "TRUST SECURITIES"). THE ISSUER TRUST EXISTS FOR THE SOLE PURPOSE OF ISSUING THE TRUST SECURITIES AND INVESTING THE PROCEEDS THEREOF IN 7 7/8% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2038 (THE "SUBORDINATED DEBENTURES," AND TOGETHER WITH THE TRUST SECURITIES, THE "SECURITIES") TO BE ISSUED BY THE COMPANY. THE SUBORDINATED DEBENTURES WILL MATURE ON DECEMBER 1, 2038 (SUCH DATE, AS IT MAY BE ADVANCED UNDER CERTAIN CIRCUMSTANCES, AS HEREINAFTER DESCRIBED, THE "STATED MATURITY"), WHICH MAY BE ADVANCED TO A DATE NOT EARLIER THAN DECEMBER 1, 2013.

                                                        (CONTINUED ON NEXT PAGE)
                         ------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR A DISCUSSION OF CERTAIN FACTORS
     THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN
                     INVESTMENT IN THE CAPITAL SECURITIES.
                             ---------------------
APPLICATION WILL BE MADE TO LIST THE CAPITAL SECURITIES ON THE NEW YORK STOCK
       EXCHANGE, INC. (THE "NYSE"). TRADING OF THE CAPITAL SECURITIES ON
      THE NYSE IS EXPECTED TO COMMENCE WITHIN A 30-DAY PERIOD AFTER
                      THE INITIAL DELIVERY OF THE CAPITAL
                                  SECURITIES.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                PRICE TO         DISCOUNTS AND         THE ISSUER
                                                               PUBLIC (1)       COMMISSIONS (2)       TRUST(3)(4)
                                                           ------------------  ------------------  ------------------
PER CAPITAL SECURITY.....................................         $25                 (3)                 $25
TOTAL (5)................................................     $700,000,000            (3)             $700,000,000

------------------------------
(1) PLUS ACCUMULATED DISTRIBUTIONS IF ANY, FROM SEPTEMBER 24, 1998.
(2) THE COMPANY AND THE ISSUER TRUST HAVE EACH AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS" IN THIS PROSPECTUS SUPPLEMENT.
(3) IN VIEW OF THE FACT THAT THE PROCEEDS OF THE SALE OF THE CAPITAL SECURITIES WILL BE USED TO PURCHASE THE SUBORDINATED DEBENTURES, INTERNATIONAL PAPER HAS AGREED TO PAY TO THE UNDERWRITERS, AS COMPENSATION FOR THEIR ARRANGING THE INVESTMENT THEREIN OF SUCH PROCEEDS, $0.7875 PER CAPITAL SECURITY (OR $22,050,000 IN THE AGGREGATE). SEE "UNDERWRITERS" IN THIS PROSPECTUS SUPPLEMENT.
(4) BEFORE DEDUCTING ESTIMATED EXPENSES OF $610,500 PAYABLE BY THE COMPANY.
(5) THE ISSUER TRUST AND THE COMPANY HAVE GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 4,200,000 ADDITIONAL CAPITAL SECURITIES AT THE PRICE TO PUBLIC FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC AND PROCEEDS TO THE ISSUER TRUST WILL BE $805,000,000 AND $805,000,000, RESPECTIVELY. IF THE OPTION TO PURCHASE ADDITIONAL CAPITAL SECURITIES IS EXERCISED IN FULL, THE AGGREGATE COMPENSATION PAID TO THE UNDERWRITERS FOR THEIR ARRANGING THE INVESTMENT IN THE SUBORDINATED DEBENTURES WILL BE $25,357,500. SEE "UNDERWRITERS".
                         ------------------------------

    THE CAPITAL SECURITIES ARE OFFERED SUBJECT TO PRIOR SALE, WHEN, AS AND IF ISSUED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, COUNSEL FOR THE UNDERWRITERS, AND TO CERTAIN OTHER CONDITIONS. IT IS EXPECTED THAT DELIVERY OF THE CAPITAL SECURITIES WILL BE MADE IN BOOK-ENTRY FORM THROUGH THE BOOK-ENTRY FACILITIES OF DTC ON OR ABOUT SEPTEMBER 24, 1998, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                            ------------------------

MORGAN STANLEY DEAN WITTER
            MERRILL LYNCH & CO.
                          A.G. EDWARDS & SONS, INC.
                                          PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES INCORPORATED
                                                            SALOMON SMITH BARNEY

SEPTEMBER 17, 1998

(CONTINUED FROM PREVIOUS PAGE)

    The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities" in this Prospectus Supplement.

    The Capital Securities will be represented by one or more global securities in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (the "Depository" or "DTC"). Beneficial interests in such global Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Capital Securities" in this Prospectus Supplement, Capital Securities in definitive form will not be issued and owners of beneficial interests in the global Securities will not be considered holders of the Capital Securities.

    Holders of the Capital Securities will be entitled to receive cumulative cash distributions accumulating from and including September 24, 1998 and payable quarterly in arrears on March 1, June 1, September 1 and December 1 each year (each, a "Payment Date"), commencing December 1, 1998, at the annual rate of 7 7/8% of the liquidation amount of $25 per Capital Security ("Distributions"). The Company will have the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity or end on a day other than a Payment Date. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements described herein. If interest payments on the Subordinated Debentures are so deferred, Distributions will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Subordinated Debentures. During an Extension Period, interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions will accumulate) at the rate of 7 7/8% per annum, compounded quarterly, and holders of Capital Securities will be required to accrue such amounts as interest income for United States Federal income tax purposes. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences--Interest Income and Original Issue Discount," each in this Prospectus Supplement.

    The Company will, through the Guarantee, the Declaration, the Subordinated Debentures and the Subordinated Debt Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee all the Issuer Trust's obligations under the Capital Securities as described below. See "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee" in this Prospectus Supplement. The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but in each case only to the extent of funds held by the Issuer Trust, as described herein and in the accompanying Prospectus (the "Guarantee"). See "Description of Guarantee" herein and "Description of Trust Preferred Securities and Trust Guarantees" in the accompanying Prospectus. If the Company does not make payments on the Subordinated Debentures held by the Issuer Trust, the Issuer Trust will have insufficient funds to pay Distributions on and other amounts payable under the Capital Securities. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities" in this Prospectus Supplement. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. The obligations of the Company under the Guarantee and the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company.

As of June 30, 1998, there was approximately $8.8 billion of outstanding Senior Indebtedness (as so defined) of the Company and its consolidated subsidiaries. See "Capitalization" in this Prospectus Supplement.

    The Capital Securities will be subject to mandatory redemption in whole, but not in part, upon repayment of the Subordinated Debentures at Stated Maturity or their earlier redemption. The Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company (i) on or after September 24, 2003, in whole at any time or in part from time to time, and (ii) prior to September 24, 2003, in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to 100% of the principal amount of the Subordinated Debentures so redeemed plus accrued and unpaid interest thereon to the date fixed for redemption. See "Description of Subordinated Debentures-- Redemption" and "Description of Capital Securities--Liquidation Distribution Upon Dissolution," each in this Prospectus Supplement.

    The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" in this Prospectus Supplement.

    Application will be made to list the Capital Securities on the NYSE. If the Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Issuer Trust, the Company will use all reasonable efforts to list the Subordinated Debentures on the NYSE or such other securities exchange or automated quotation system, if any, on which the Capital Securities may then be listed or traded.

    In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Subordinated Debentures. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" in this Prospectus Supplement.

    The information in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus.

    As used herein, (i) the "Subordinated Debt Indenture" means the Subordinated Debt Indenture, as amended and supplemented from time to time, between the Company and The Bank of New York, as trustee (the "Debt Securities Trustee"), pursuant to which the Subordinated Debentures are issued, (ii) the "Declaration" means the Amended and Restated Declaration of Trust relating to the Issuer Trust, as amended and supplemented from time to time, among the Company, as Depositor, The Bank of New York, as property trustee (the "Property Trustee"), The Bank of New York (Delaware), as Delaware trustee (the "Delaware Trustee" and, together with the Property Trustee, the "Issuer Trustees"), three individuals, who are employees or officers of or who are affiliated with the Company, selected by the holders of the Common Securities to act as regular trustees with respect to the Issuer Trust (the "Regular Trustees") and the holders, from time to time, of the Trust Securities, (iii) the "Guarantee" means the Guarantee Agreement relating to the Capital Securities, as amended and supplemented from time to time, between the Company and The Bank of New York, as Guarantee trustee (the "Guarantee Trustee"). Unless otherwise expressly stated, all information in this Prospectus Supplement assumes that the over-allotment option granted to the Underwriters is not exercised. See "Underwriters" in this Prospectus Supplement.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS" IN THIS PROSPECTUS SUPPLEMENT.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE ISSUER TRUST OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed under the caption "Risk Factors" and elsewhere in this Prospectus Supplement and under the caption "The Company" and elsewhere in the accompanying Prospectus may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the specific matters referred to herein, important factors which may cause actual results to differ include: (i) overall demand and whether price increases for various paper and packaging products can be realized in 1998; and (ii) whether anticipated savings from restructuring, the business improvement program and other initiatives are achieved.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Risk Factors...............................................................................................        S-6
International Paper Capital Trust III......................................................................       S-10
Recent Development.........................................................................................       S-10
Capitalization.............................................................................................       S-11
Accounting Treatment.......................................................................................       S-11
Use of Proceeds............................................................................................       S-11
Selected Consolidated Financial Data.......................................................................       S-12
Description of Capital Securities..........................................................................       S-13
Description of Subordinated Debentures.....................................................................       S-23
Description of Guarantee...................................................................................       S-30
Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee...................       S-31
Certain United States Federal Income Tax Consequences......................................................       S-32
Certain ERISA Considerations...............................................................................       S-35
Underwriters...............................................................................................       S-36
Legal Matters..............................................................................................       S-39
Experts....................................................................................................       S-39

                                   PROSPECTUS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           3
Incorporation of Certain Documents by Reference............................................................           3
The Company................................................................................................           4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends................................................................................................           6
The IPC Trusts.............................................................................................           7
Use of Proceeds............................................................................................           7
Description of Debt Securities.............................................................................           8
Description of Capital Stock...............................................................................          22
Description of Preferred Stock.............................................................................          23
Description of Depositary Shares...........................................................................          26
Description of Common Stock................................................................................          28
Description of Warrants....................................................................................          29
Limitations on Issuance of Bearer Securities...............................................................          30
Description of Trust Capital Securities and Trust Guarantees...............................................          32
Plan of Distribution.......................................................................................          35
Validity of Securities.....................................................................................          36
Experts....................................................................................................          36

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE CAPITAL SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED
  DEBENTURES

    The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital Securities and under the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined herein). As of June 30, 1998, there was approximately $8.8 billion of outstanding Senior Indebtedness (as so defined) of the Company and its consolidated subsidiaries. None of the Subordinated Debt Indenture, the Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt, including such Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Subordinated Debentures--Subordination," each in this Prospectus Supplement.

    The ability of the Issuer Trust to pay amounts due on the Capital Securities is solely dependent upon the Company's making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    So long as no Event of Default (as defined in the Subordinated Debt Indenture and herein referred to as a "Debenture Event of Default") has occurred and is continuing with respect to the Subordinated Debentures, the Company will have the right to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures or end on a day other than a Payment Date for the Subordinated Debentures. See "Description of Subordinated Debentures--Debenture Events of Default" in this Prospectus Supplement. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during any such Extension Period. During any Extension Period, interest on the Subordinated Debentures will continue to accrue and, as a result, Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate of 7 7/8% per annum, compounded quarterly from the most recent Payment Date on which Distributions were paid, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company is subject to certain restrictions. See "Description of Subordinated Debentures--Certain Covenants" in this Prospectus Supplement. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Subordinated Debentures or end on a day other than a Payment Date for the Subordinated Debentures.

    Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 7 7/8%, compounded quarterly) on the Subordinated Debentures, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees and the Debt Securities Trustee notice of its election of an Extension Period at least 30 calendar days prior to the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period. The Property Trustee will give notice of the Company's election to begin an Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of

Subordinated Debentures--Option to Extend Interest Payment Period," each in this Prospectus Supplement.

    Should an Extension Period occur, a holder of Capital Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Subordinated Debentures held by the Issuer Trust for United States Federal income tax purposes. As a result, a holder of Capital Securities will include such income in gross income for United States Federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions. See "Certain United States Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Sale of Capital Securities" in this Prospectus Supplement.

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent undivided beneficial ownership interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION

    Upon the occurrence and continuation of a Tax Event or an Investment Company Event (in each case, as defined herein), the Company will have the right to redeem the Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence and continuation of such Tax Event or Investment Company Event and thereby cause a mandatory redemption of the Capital Securities. If the Company redeems the Subordinated Debentures, it will thereby cause a mandatory redemption of the Capital Securities. Any such redemption will be at a Redemption Price equal to 100% of the Liquidation Amount (as defined herein) of such Capital Securities plus accumulated and unpaid Distributions to but excluding the date fixed for redemption. See "Description of Subordinated Debentures--Redemption" and "Description of Capital Securities--Redemption" and "--Liquidation Distribution Upon Dissolution," each in this Prospectus Supplement.

    Recently, the Internal Revenue Service asserted that the interest payable on a security with terms that are similar to the terms of the Subordinated Debentures (but with a longer maturity than the Subordinated Debentures) was not deductible for United States Federal income tax purposes. The taxpayer in that case has filed a petition in the United States Tax Court challenging the Internal Revenue Service's position on this matter. Although the Internal Revenue Service's assertion does not constitute a Tax Event, if this matter were to be litigated and the Tax Court were to sustain the Internal Revenue Service's position on this matter, such judicial decision could constitute a Tax Event which could result in an early redemption of the Subordinated Debentures.

CONDITIONAL RIGHT TO ADVANCE MATURITY

    If a Tax Event occurs, then the Company will have the right, upon notice to the Debt Securities Trustee, prior to the dissolution of the Issuer Trust, to advance the Stated Maturity of the Subordinated Debentures to the minimum extent required in order to allow for the payments of interest in respect of the Subordinated Debentures to continue to be tax deductible, but in no event shall the resulting maturity of the Subordinated Debentures be less than 15 years from the date of original issuance thereof. The Stated Maturity may be advanced only if, in the written opinion of independent tax counsel to the Company experienced in such matters, delivered to the Debt Securities Trustee, (a) after advancing the Stated Maturity, interest paid on the Subordinated Debentures will be deductible for United States Federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Capital Securities.

EXCHANGE OF CAPITAL SECURITIES FOR SUBORDINATED DEBENTURES

    The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" in this Prospectus Supplement.

    Under current United States Federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Capital Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States Federal income tax with respect to income received or accrued on the Subordinated Debentures, a distribution of the Subordinated Debentures by the Issuer Trust would likely constitute a taxable event to the holders of the Capital Securities. See "Certain United States Federal Income Tax Consequences" in this Prospectus Supplement.

RIGHTS UNDER THE GUARANTEE

    The Bank of New York will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Capital Securities. The Bank of New York will also act as Debt Securities Trustee for the Subordinated Debentures and as Property Trustee under the Declaration. The Bank of New York (Delaware) will act as Delaware Trustee under the Declaration. The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer Trust has funds legally available therefor at such time;
(ii) the applicable Redemption Price (as defined herein) with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount of all outstanding Capital Securities and all accumulated and unpaid Distributions to the date of payment, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust.

    The Guarantee is subordinated as described under "--Ranking of Subordinated Obligations Under the Guarantee and the Subordinated Debentures" above and "Description of Guarantee--Status of the Guarantee" in this Prospectus Supplement. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee.

    If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Issuer Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Subordinated Debentures on the Payment Date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action").

    Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of Subordinated Debentures--Debenture Events of Default" and "--Enforcement of Certain Rights by Holders of Capital Securities" and "Description of Guarantee," each in this Prospectus Supplement. The Declaration will provide that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee, the Subordinated Debentures and the Subordinated Debt Indenture.

LIMITED VOTING RIGHTS

    Holders of Capital Securities will have limited voting rights relating generally to the modification of the Capital Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Subordinated Debentures. Holders of Capital Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Declaration and described herein. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Declaration without the consent of holders of Capital Securities to cure any ambiguity or make other provisions not inconsistent with other provisions under the Declaration or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States Federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Capital Securities--Voting Rights" in this Prospectus Supplement.

MARKET PRICES

    There can be no assurance as to the market prices for Capital Securities, or the market prices for Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Capital Securities or the Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities may be more volatile than the market prices of other securities that are not subject to such deferrals. Because holders of Capital Securities may receive Subordinated Debentures on dissolution of the Issuer Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. In addition, because the Company has the right to advance the Stated Maturity of the Subordinated Debentures, there can be no assurance that the Company will not exercise its option to shorten the maturity of the Subordinated Debentures as permitted by the terms thereof. If the Company does exercise such option, there can be no assurance that advancing the Stated Maturity of the Subordinated Debentures will not have an effect on the market price of the Capital Securities. See "Description of Subordinated Debentures" in this Prospectus Supplement.

TRADING CHARACTERISTICS OF CAPITAL SECURITIES

    Application will be made to list the Capital Securities on the NYSE. The Capital Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures.

    Application will be made to list the Capital Securities on the NYSE, subject to official notice of issuance. If the Capital Securities are not listed on a national securities exchange or the Nasdaq National Market and the Underwriters do not make a market for the securities, the liquidity of the Capital Securities would be adversely affected.

                     INTERNATIONAL PAPER CAPITAL TRUST III

    International Paper Capital Trust III (the "Issuer Trust") is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust originally executed by International Paper, as sponsor of the Issuer Trust, the Regular Trustees and the Delaware Trustee and thereafter amended and restated and executed by each of the foregoing parties and the Property Trustee (as so amended and restated, the "Declaration") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. International Paper will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Common Securities will rank pari passu, and payment will be made thereon pro rata, with the Capital Securities, except that, upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The assets of the Issuer Trust will consist principally of the Subordinated Debentures. The Issuer Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Issuer Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and
(iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of Issuer Trustees will initially be five. Three of the initial trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with International Paper. A fourth trustee will be a financial institution that is unaffiliated with International Paper (the "Property Trustee"). A fifth trustee will be an entity which maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, will act as Property Trustee and its affiliate, The Bank of New York (Delaware), a Delaware banking corporation, will act as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Guarantee (the "Guarantee Trustee") and under the Subordinated Debt Indenture (the "Debt Securities Trustee"). See "Description of Guarantee" and "Description of Capital Securities," each in this Prospectus Supplement.

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Debt Indenture (as defined herein) as the holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. International Paper, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, PROVIDED that the number of trustees shall be at least three, a majority of which shall be Regular Trustees. International Paper will pay all fees and expenses related to the Trust and the offering of the Capital Securities. See "Description of Subordinated Debentures" in this Prospectus Supplement.

    The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of Capital Securities." The Declaration, the Subordinated Debt Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The place of business and the telephone number of the Issuer Trust are the principal executive offices and telephone number of International Paper. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                               RECENT DEVELOPMENT

    In the third quarter of 1998, the Company's Veratec Nonwovens business was sold for approximately $282 million.

                                 CAPITALIZATION
                                  (UNAUDITED)

    The following table sets forth the capitalization of International Paper and its consolidated subsidiaries as of June 30, 1998, and as adjusted to give effect to the sale of the Capital Securities (subject to the Underwriters' over-allotment option) and the application of the estimated gross proceeds from such sale to repay short-term indebtedness of the Company. The table should be read in conjunction with International Paper's consolidated financial statements and notes thereto and other financial data incorporated herein by reference.

                                                                               JUNE 30, 1998
                                                                           ----------------------
                                                                            ACTUAL    AS ADJUSTED
                                                                           ---------  -----------

                                                                               (IN MILLIONS)
INDEBTEDNESS:
Short-Term Indebtedness..................................................  $   1,541   $     841
Current Maturities of Long-Term Indebtedness.............................        250         250
                                                                           ---------  -----------
    Total Short-Term Indebtedness........................................      1,791       1,091
Long-Term Indebtedness, excluding Current Maturities.....................      7,045       7,045
                                                                           ---------  -----------
      Total Indebtedness.................................................      8,836       8,136
International Paper-obligated mandatorily redeemable capital securities of Subsidiary Trust holding solely International Paper subordinated
  debentures(1)..........................................................     --             700
International Paper-obligated mandatorily redeemable preferred securities
  of subsidiaries holding International Paper debentures(2)..............      1,000       1,000

COMMON SHAREHOLDERS' EQUITY:
Common Stock, par value $1 per share; 400 million shares authorized;
  307.7 million shares issued and outstanding............................        308         308
Paid-in capital..........................................................      3,872       3,872
Retained earnings........................................................      5,195       5,195
Accumulated other comprehensive income (loss)............................       (350)       (350)
                                                                           ---------  -----------
                                                                               9,025       9,025
    Less: Common Stock held in treasury, at cost,
      0.3 million shares.................................................         12          12
                                                                           ---------  -----------
      Total Common Shareholders' Equity..................................      9,013       9,013
                                                                           ---------  -----------
        Total Capitalization.............................................  $  18,849   $  18,849
                                                                           ---------  -----------
                                                                           ---------  -----------

--------------------------

(1) As described herein, the sole assets of the Issuer Trust will be the 7 7/8% Junior Subordinated Deferrable Interest Debentures Due 2038 of the Company with a principal amount of $721,649,500, and upon redemption of such debt, the Capital Securities will be mandatorily redeemable.

(2) Includes the following preferred securities issuances: (i) IP Finance (Barbados) Limited issued $550 of mandatorily redeemable preferred securities with a dividend payment based on LIBOR. These preferred securities will be mandatorily redeemable on June 30, 2008; and (ii) International Paper Capital Trust ("Trust I") issued $450 of mandatorily redeemable preferred securities which are convertible into International Paper common stock and are fully and unconditionally guaranteed by International Paper. The sole assets of Trust I are the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due 2025 of the Company.

                              ACCOUNTING TREATMENT

    The financial statements of the Issuer Trust will be consolidated with International Paper's financial statements. It is expected that the Capital Securities will be shown on International Paper's consolidated financial statements as International Paper-obligated mandatorily redeemable capital securities of a subsidiary trust holding solely International Paper subordinated debentures.

                                USE OF PROCEEDS

    All of the proceeds from the sale of the Capital Securities will be invested by the Issuer Trust in Subordinated Debentures of International Paper and ultimately will be used by International Paper to repay indebtedness.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical financial information with respect to the Company for the periods indicated. This information should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, which are incorporated by reference in this Prospectus Supplement. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The selected historical financial information for each of the five years in the period ended December 31, 1997, has been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. See "Experts." The data as of and for the six months ended June 30, 1997 and June 30, 1998, have been derived from the unaudited consolidated financial statements of the Company for such periods and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the information included therein in accordance with generally accepted accounting principles for interim financial information. Results for the six months ended June 30, 1998, are not necessarily indicative of results for any other interim period or for the year as a whole.

    In April 1995, the Company increased its ownership in Carter Holt Harvey to approximately 50.1%. See "The Company" in the accompanying Prospectus. As a result, the financial statements of Carter Holt Harvey were consolidated with those of the Company beginning in 1995.

                                                                                 YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------
                                                                       1993           1994        1995        1996
                                                                   ------------   ------------   -------  ------------
                                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Net Sales......................................................  $     13,685   $     14,966   $19,797  $     20,143
  Costs and Expenses, Excluding Interest.........................        12,837         13,902    17,276        19,403
  Earnings (Loss) Before Interest, Income Taxes, Minority
    Interest and Cumulative Effect of Accounting Change..........           848          1,064(2)   2,521        1,332(3)
  Earnings (Loss) Before Income Taxes, Minority Interest and
    Cumulative Effect of Accounting Change.......................           538          (2715)    2,028         (3802)
  Earnings (Loss) Before Cumulative Effect of Accounting
    Change.......................................................         (1289)         (2432)    1,153         (3303)
  Cumulative Effect of Accounting Change.........................       --               ) (75     --          --
  Net Earnings (Loss)............................................         (1289)         (2357)    1,153         (3303)

EARNINGS PER COMMON SHARE:
  Earnings (Loss) Before Cumulative Effect of Accounting
    Change.......................................................  $      (1.171) $      (1.732) $  4.50  $      (1.043)
  Cumulative Effect of Accounting Change.........................       --               (0.30)    --          --
  Earnings (Loss) per Common Share...............................         (1.171)        (1.432)    4.50         (1.043)

BALANCE SHEET DATA:
  Working Capital................................................  $        472   $        796   $ 1,010  $        104
  Plants, Properties and Equipment, Net..........................         8,872          9,139    10,997        13,217
  Forestlands....................................................           786            802     2,803         3,342
  Total Assets...................................................        16,631         17,836    23,977        28,252
  Total Debt.....................................................         5,690          6,547     8,229         9,987
  Common Shareholders' Equity....................................         6,225          6,514     7,797         9,344

CASH FLOW DATA:
  Cash Provided by Operations....................................  $        928   $      1,243   $ 2,248  $      1,739
  Capital Expenditures, Excluding Acquisitions...................           954          1,114     1,518         1,394
  Cash Dividends per Common Share................................          0.84           0.84      0.92          1.00

                                                                                          SIX MONTHS
                                                                                        ENDED JUNE 30,
                                                                                  ---------------------------
                                                                       1997           1997           1998
                                                                   ------------   ------------   ------------
                                                                                          (UNAUDITED)
INCOME STATEMENT DATA:
  Net Sales......................................................  $     20,096   $      9,896   $      9,575
  Costs and Expenses, Excluding Interest.........................        19,760         10,090          9,039
  Earnings (Loss) Before Interest, Income Taxes, Minority
    Interest and Cumulative Effect of Accounting Change..........          (5064)(5        )(194 (4)        (6536)
  Earnings (Loss) Before Income Taxes, Minority Interest and
    Cumulative Effect of Accounting Change.......................          (416)(5        )(449 (4)        (6281)
  Earnings (Loss) Before Cumulative Effect of Accounting
    Change.......................................................         )(151(4)(5)        )(385 (4)        (6161)
  Cumulative Effect of Accounting Change.........................       --             --             --
  Net Earnings (Loss)............................................         )(151(4)(5)        )(385 (4)        (6161)
EARNINGS PER COMMON SHARE:
  Earnings (Loss) Before Cumulative Effect of Accounting
    Change.......................................................  $      (0.50)(4)(5)        (1.28) (4)        (0.536)

  Cumulative Effect of Accounting Change.........................       --             --             --
  Earnings (Loss) per Common Share...............................         (0.50)(4)(5)        (1.28) (4)        (0.536)

BALANCE SHEET DATA:
  Working Capital................................................  $      1,065   $      ) (27   $      2,030
  Plants, Properties and Equipment, Net..........................        12,369         12,570         12,177
  Forestlands....................................................         2,969          3,324          2,752
  Total Assets...................................................        26,754         27,753         26,541
  Total Debt.....................................................         9,366          9,854          8,836
  Common Shareholders' Equity....................................         8,710          8,793          9,013
CASH FLOW DATA:
  Cash Provided by Operations....................................  $      1,242   $        497   $        533
  Capital Expenditures, Excluding Acquisitions...................         1,111            460            472
  Cash Dividends per Common Share................................          1.00           0.50           0.50

--------------------------

(1) Includes $25 ($0.10 per share) of additional income tax expense to revalue deferred tax balances to reflect the increase in the U.S. statutory Federal income tax rate.

(2) Includes $17 ($10 after taxes or $0.04 per share) of additional earnings related to the change in accounting for start-up costs.

(3) Includes a pre-tax restructuring and asset impairment charge of $515 ($362 after taxes or $1.35 per share), a $592 pre-tax gain on the sale of a west coast partnership interest ($336 after taxes and minority interest expense or $1.25 per share) and a $165 pre-tax charge ($105 after taxes or $0.35 per share) for the write-down of the investment in Scitex.

(4) Includes a pre-tax business improvement charge of $535 ($385 after taxes or $1.28 per share) and a $150 pre-tax provision for legal reserve ($93 after taxes or $0.31 per share).

(5) Includes a pre-tax charge of $125 ($80 after taxes or $0.26 per share) for anticipated losses associated with the sale of the imaging businesses, and a pre-tax gain of $170 ($97 after taxes and minority interest expense or $0.32 per share) from the redemption of certain retained west coast partnership interests and the release of a related debt guaranty.

(6) Includes a pre-tax charge of $6 ($4 after taxes or $.01 per share) to write off in-process research and development costs related to an acquisition by an investee company.

                       DESCRIPTION OF CAPITAL SECURITIES

    The following summary of certain terms and provisions of the Capital Securities supplements the information set forth in the accompanying Prospectus under the heading "Description of Trust Preferred Securities and Trust Guarantees ," to which description reference is hereby made. This summary of certain terms and provisions of the Capital Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, to which reference is hereby made. A copy of the form of the Declaration is available upon request from the Issuer Trustees.

GENERAL

    The Capital Securities will be limited to $700,000,000 aggregate Liquidation Amount (as defined herein), subject to the Underwriters' over-allotment option, at any one time outstanding. The Capital Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described below under "--Subordination of Common Securities." The Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and the Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Capital Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee" in this Prospectus Supplement.

DISTRIBUTIONS

    The Capital Securities represent undivided beneficial ownership interests in the assets of the Issuer Trust, and Distributions on each Capital Security will be payable at the annual rate of 7 7/8% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a "Payment Date"), to the holders of the Capital Securities at the close of business on the 15th calendar day (whether or not a Business Day (as defined herein)) next preceding the relevant Payment Date. Distributions on the Capital Securities will be cumulative. Distributions will accumulate from and including September 24, 1998. The first Payment Date for the Capital Securities will be December 1, 1998. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

    So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Subordinated Debt Indenture to defer the payment of interest on the Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures or end on a day other than a Payment Date for the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during an Extension Period. During an Extension Period, interest on the Subordinated Debentures will continue to accrue and, as a result, Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate of 7 7/8% per annum, compounded quarterly from the most recent date on which Distributions were paid, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions.

    During an Extension Period, the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International paper that rank pari passu with or junior to the Subordinated Debentures, and (c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of an Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Subordinated Debentures or end on a day other than a Payment Date for the Subordinated Debentures.

    Upon the termination of an Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees and the Debt Securities Trustee notice of its election of an Extension Period at least 30 calendar days prior to the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period. The Property Trustee will give notice of the Company's election to begin an Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Subordinated Debentures--Option To Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount," each in this Prospectus Supplement.

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

    The revenue of the Issuer Trust available for distribution to holders of the Capital Securities will be limited to payments under the Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Capital Securities. See "Description of Subordinated Debentures" in this Prospectus Supplement. If the Company does not make payments on the Subordinated Debentures, the Issuer Trust will not have funds available to pay Distributions or other amounts payable on the Capital Securities. The payment of Distributions and other amounts payable on the Capital Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a subordinated basis as described under "Description of Guarantee" in this Prospectus Supplement.

REDEMPTION

    Upon the repayment or redemption, in whole or in part, of the Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price") equal to 100% of the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of Subordinated Debentures--Redemption" in this Prospectus Supplement. If less than all the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities.

    The Company will have the right to redeem the Subordinated Debentures (i) on or after September 24, 2003, in whole at any time or in part from time to time, or (ii) prior to September 24, 2003, in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined below). See "--Liquidation Distribution Upon Dissolution" below. A redemption of the Subordinated Debentures would cause a mandatory redemption of the Capital Securities and the Common Securities.

    "Business Day" means a day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Debt Indenture, allocated pro rata to the Common Securities and to the Capital Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    The term "Tax Event" means the receipt by the Issuer Trust of an opinion of tax counsel to the Company experienced in such matters, who shall not be an officer or employee of the Company or any of its affiliates, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States Federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters, who shall not be an officer or employee of the Company or any of its affiliates, to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

    If an event described in clause (i) or (iii) of the definition of Tax Event has occurred and is continuing and the Issuer Trust is the holder of all the Subordinated Debentures pursuant to the Subordinated Debt Indenture, the Company, as borrower, will pay any additional taxes, duties and other governmental charges (other than United States withholding taxes) to which the Issuer Trust has become subject as a result of a Tax Event ("Additional Sums"). See "Description of Subordinated Debentures--Expenses and Taxes" in this Prospectus Supplement.

REDEMPTION PROCEDURES

    Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds then on hand and legally available for the payment of such Redemption Price.

    If the Issuer Trust gives a notice of redemption in respect of the Capital Securities, then, by 10:00 a.m., New York City time, on the Redemption Date, the Issuer Trust shall deposit sufficient funds with the Property Trustee to pay the Redemption Price. If such deposit has been made, then by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Capital Securities held in global form, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. With respect to Capital Securities not held in global form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Securities called for redemption shall be payable to the holders of the Capital Securities on the relevant record dates for the related Payment Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. If any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee, Distributions on such Capital Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Capital Securities to the date such Redemption Price is actually paid, in which case the actual Payment Date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States Federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement, and may resell such securities.

    If less than all the Capital Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata to the Capital Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Capital Securities to be redeemed shall be selected by the Property Trustee on a pro rata basis not more than 60 days prior to the Redemption Date from the outstanding Capital Securities not previously called for redemption, or, if the Capital Securities are then held in the form of a global Capital Security, by DTC on a pro rata basis based on their respective Liquidation Amounts in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Capital Securities selected for redemption and, in the case of any Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Capital Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Capital Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Subordinated Debentures or portions thereof called for redemption and, unless payment of the Redemption Price in respect of the Capital Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Capital Securities or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Securities; provided, however, that, if on any Payment Date or Redemption Date a Declaration Event of Default (as defined below under "-- Declaration Events of Default") under the Declaration shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price of the Capital Securities, the full amount of such Redemption Price in respect of all outstanding Capital Securities shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the Redemption Price of, Capital Securities then due and payable.

    In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Capital Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not the holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    The amount payable on the Capital Securities in the event of any liquidation of the Issuer Trust is $25 per Capital Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be paid in the form of a distribution of such amount in Subordinated Debentures.

    The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust.

    Pursuant to the Declaration, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities); (iii) the repayment of all the Capital Securities in connection with the redemption of all the Trust Securities as described above under "--Redemption;" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

    If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Subordinated Debentures when due, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

    After the liquidation date is fixed for any distribution of Subordinated Debentures (i) the Capital Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Capital Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution with respect to Capital Securities held by DTC or its nominee and (iii) any certificates representing the Capital Securities not held by DTC or its nominee will be deemed to represent the Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Capital Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Capital Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

    If the Company does not redeem the Subordinated Debentures prior to the Stated Maturity and the Issuer Trust is not liquidated and the Subordinated Debentures are not distributed to holders of the Capital Securities, the Capital Securities will remain outstanding until the repayment of the Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Capital Securities.

    There can be no assurance as to the market prices for the Capital Securities or the Subordinated Debentures that may be distributed in exchange for Capital Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE ISSUER TRUST

    The Issuer Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. The Issuer Trust may, without the consent of the holders of the Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by, a trust organized as such under the laws of any state of the United States of America or of the District of Columbia; provided that (i) if the Issuer Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Issuer Trust under the Capital Securities or (y) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") as long as the Successor Securities rank, with respect to participation in the profits and distributions or in the assets of the successor entity, at least as high as the Capital Securities rank with respect to participation in the profits and dividends or in the assets of the Issuer Trust,
(ii) International Paper expressly acknowledges such successor entity as the holder of the Subordinated Debentures, (iii) the Capital Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed,

(iv) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the Capital Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vii) International Paper has provided a guarantee to the holders of the Successor Securities with respect to such successor entity having substantially the same terms as the Guarantee and (viii) prior to such merger, consolidation, amalgamation or replacement, International Paper has received an opinion of nationally recognized independent counsel (reasonably acceptable to the Property Trustee) to the Issuer Trust experienced in such matters to the effect that (x) such successor entity will be treated as a grantor trust for United States Federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, neither International Paper nor such successor entity will be required to register as an investment company under the Investment Company Act and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of the Capital Securities. Notwithstanding the foregoing, the Issuer Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Common Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Issuer Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Event of Default") or a default by International Paper under the Guarantee constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and, therefore, the Subordinated Debt Indenture.

    As long as the Capital Securities are outstanding, upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Subordinated Debentures will have the right under the Subordinated Debt Indenture to declare the principal of and interest on the Subordinated Debentures to be immediately due and payable. International Paper and the Issuer Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act and under "Description of Guarantee--Amendments and Assignment," and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

    Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Subordinated Debentures, to (i) exercise the remedies available under the Subordinated Debt

Indenture with respect to the Subordinated Debentures, (ii) waive any past Event of Default that is waiveable under the Subordinated Debt Indenture or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable; provided, however, that, where a consent or action under the Subordinated Debt Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Subordinated Debentures affected thereby, only the holders of the percentage of the aggregate stated Liquidation Amount of the Capital Securities which is at least equal to the percentage required under the Subordinated Debt Indenture may direct the Issuer Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of record of Capital Securities may, after such holder's having made a written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against International Paper to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, in the event International Paper shall fail to make any payment on the Subordinated Debentures when due, holders of the Capital Securities shall have the right to institute a direct action against International Paper for payment of such amounts. The Property Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debt Securities Trustee with respect to the Subordinated Debentures. Such notice shall state that such Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clause (i),
(ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Issuer Trust will not fail to be classified as a grantor trust or a partnership for United States Federal income tax purposes.

    In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Subordinated Debt Indenture with respect to any amendment, modification or termination of the Subordinated Debt Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in Liquidation Amount of the Trust Securities voting together as a single class; provided, however, that, where a consent under the Subordinated Debt Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated Liquidation Amount of the Trust Securities. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Issuer Trust will not be classified as other than a grantor trust or a partnership.

    A waiver of an Event of Default under the Subordinated Debt Indenture will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Issuer Trust to redeem and cancel Capital Securities or distribute Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by International Paper or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, International Paper, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

    The procedures by which holders of Capital Securities may exercise their voting rights are described below. See "--Book-Entry Procedures, Delivery and Form" below.

    Holders of the Capital Securities will have no rights to appoint or remove the Issuer Trustees, who may be appointed, removed or replaced solely by International Paper as the indirect or direct holder of all of the Common Securities.

BOOK-ENTRY PROCEDURES, DELIVERY AND FORM

    The Capital Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Unless and until it is exchangeable in whole or in part for Capital Securities in definitive form, a global security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with the Depository or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, the Depository will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Capital Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). Beneficial owners who hold through Participants will not receive written confirmation from the Depository of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owners entered into the transaction. Transfers of such ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

    So long as the Depository, or its nominee, is the registered owner of a global security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented by such global security for all purposes under the Declaration. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Capital Securities in definitive form and will not be considered the owners or holders thereof under the Declaration. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Declaration or the Subordinated Debentures. The Company understands that, under the Depository's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Declaration or the Subordinated Debentures, the Depository would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to the Depository.

    Distributions on the Capital Securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Capital Securities. None of the Company, the Issuer Trust, the Issuer Trustees, any

Paying Agent, the Regular Trustees or any other agent of the Company or the Issuer Trust will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Capital Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Payment of Distributions to Participants shall be the responsibility of the Depository. The Depository's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Company, the Issuer Trust, the Issuer Trustees, the Paying Agent or any other agent of the Company or the Issuer Trust, subject to any statutory or regulatory requirements as may be in effect from time to time.

    The Depository may discontinue providing its services as securities depository with respect to the Capital Securities at any time by giving reasonable notice to the Property Trustee. If the Depository notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and a successor depository is not appointed by the Company within 90 days after receiving such notice or becoming aware that the Depository is no longer so registered, the Company will issue the Capital Securities in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security. In addition, the Company or the Issuer Trust may at any time and in its sole discretion determine not to have the Capital Securities represented by one or more global securities and, in such event, will issue Capital Securities in definitive form, at its expense, in exchange for all of the global securities representing such Capital Securities.

    DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship, with a Participant, either directly or indirectly.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Capital Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Payment Dates, or if the Capital Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. However, a holder of $1 million or more in aggregate Liquidation Amount of Capital Securities may receive Distribution payments (other than Distributions payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Property Trustee not later than 15 calendar days prior to the date on which the Distribution is payable. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Regular Trustees. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Regular Trustees) to act as Paying Agent.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

    The Subordinated Debentures are a series of Debt Securities to be issued pursuant to the Subordinated Debt Indenture and the following summary of certain terms and provisions of the Subordinated Debentures and the Subordinated Debt Indenture supplements the description of the terms and provisions of such Debt Securities and such Subordinated Debt Indenture set forth in the accompanying Prospectus under the heading "Description of Debt Securities," to which description reference is hereby made. The summary of certain terms and provisions of the Subordinated Debentures set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Subordinated Debentures and the Subordinated Debt Indenture, to which reference is hereby made. Copies of the forms of Subordinated Debentures and the Subordinated Debt Indenture are available from the Debt Securities Trustee upon request.

GENERAL

    Concurrently with the issuance of the Capital Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will bear interest, accruing from and including September 24, 1998, at the annual rate of 7 7/8% of the principal amount thereof, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a "Payment Date"), commencing December 1, 1998, to the person in whose name each Subordinated Debenture is registered at the close of business on the 15th calendar day (whether or not a Business Day) next preceding such Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Payment Date will bear additional interest on the amount thereof at the rate per annum of 7 7/8%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Payment Date and Additional Sums, as applicable.

    The Subordinated Debentures will mature on December 1, 2038 (such date, as it may be advanced as hereinafter described, the "Stated Maturity"). If a Tax Event occurs, then the Company will have the right, upon notice to the Debt Securities Trustee prior to the termination of the Issuer Trust, to advance the Stated Maturity of the Subordinated Debentures to the minimum extent required in order to allow for the payments of interest in respect of the Subordinated Debentures to continue to be tax deductible, but in no event shall the resulting maturity of the Subordinated Debentures be less than 15 years from the date of original issuance thereof. The Stated Maturity may be advanced only if, in the written opinion of independent tax counsel to the Company experienced in such matters, delivered to the Debt Securities Trustee, (a) after advancing the Stated Maturity, interest paid on the Subordinated Debentures will be deductible for United States Federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Capital Securities.

    If the Company elects to advance the Stated Maturity of the Subordinated Debentures, it will give notice to the Debt Securities Trustee, and the Debt Securities Trustee will give notice of such change to the holders of the Subordinated Debentures not less than 30 and not more than 60 days prior to the effectiveness thereof.

    The provisions of the Subordinated Debt Indenture described in the accompanying Prospectus relating to discharge and defeasance will not apply to the Subordinated Debentures. See "Description of Debt Securities--Defeasance" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right at any time during the term of the Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 7 7/8%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or holders of Capital Securities while outstanding) will be required to accrue interest income for United States Federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" in this Prospectus Supplement. During an Extension Period, the Company is subject to certain restrictions. See "--Certain Covenants" below. Prior to the termination of an Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Subordinated Debentures or, except as provided below, end on a day other than a Payment Date. In the event that the Stated Maturity is advanced to a date prior to the end of an Extension Period, such Extension Period shall be deemed to end on such date or such earlier date as may be determined by the Company. In the event that any Subordinated Debentures are called for redemption on a date prior to the end of an Extension Period, with respect to such Subordinated Debentures, such Extension Period shall be deemed to end on such date or such earlier date as may be determined by the Company. Upon the termination of an Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees and the Debt Securities Trustee notice of its election of such Extension Period at least 30 calendar days prior to the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period. If the Property Trustee is not the only holder, or is not itself the holder, of the Subordinated Debentures at the time the Company selects an Extension Period, the Company shall give the holders of the Subordinated Debentures and the Property Trustee written notice of its selection of such Extension Period at least 10 Business Days before the earlier of the next succeeding Payment Date or the date the Company is required to give notice of the record date or Payment Date of such interest payment to holders of the Subordinated Debentures. The Property Trustee will give notice of the Company's election to begin an Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION

    The Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company (i) on or after September 24, 2003, in whole at any time or in part from time to time, and (ii) prior to September 24, 2003, in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined under "Description of Capital Securities--Redemption" in this Prospectus Supplement) (the "90-Day Period"), in each case at a Redemption Price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Capital Securities--Redemption" in this Prospectus Supplement.

    The Company's right to redeem the Subordinated Debentures under the preceding paragraph shall be subject to the condition that if at the time there is available to the Company or the Issuer Trust the opportunity to eliminate, within the 90-Day Period, the Tax Event or Investment Company Event by taking some ministerial action ("Ministerial Action"), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on the Company, the Issuer Trust or the holders of the Trust Securities and will involve no material cost, the Company shall pursue such measures in lieu of redemption; provided further, that the Company shall have no right to redeem the Subordinated Debentures while the Issuer Trust is pursuing any Ministerial Action pursuant to the Declaration.

SUBORDINATION

    The Subordinated Debt Indenture provides that the Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of International Paper as provided in the Subordinated Debt Indenture. No payment of principal of (including redemption payments), or interest on, the Subordinated Debentures may be made (i) if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or (ii) if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of International Paper to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debentures are entitled to receive or retain any payment. In the event that, notwithstanding the foregoing, any payment or distribution of cash, property or securities shall be received or collected by a holder of the Subordinated Debentures in contravention of the foregoing provisions, such payment or distribution shall be held for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

    The term "Senior Indebtedness" shall mean in respect of International Paper
(i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures (including the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due 2025 of the Company which are pari passu with the Subordinated Debentures) and (2) any indebtedness (including all other debt securities and guarantees in respect of those debt securities) initially issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with International Paper that is, directly or indirectly, a financing vehicle of International Paper (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other similar securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Subordinated Debt Indenture does not limit the aggregate amount of Senior Indebtedness International Paper may issue. At June 30, 1998, Senior Indebtedness of International Paper and its consolidated subsidiaries aggregated approximately $8.8 billion. See "Capitalization" in this Prospectus Supplement.

REGISTRATION, DENOMINATION AND TRANSFER

    The Subordinated Debentures will initially be registered in the name of the Issuer Trust. The Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof. If the Subordinated Debentures are distributed to holders of Capital Securities, it is anticipated that the depository arrangements for the Subordinated Debentures will be substantially identical to those in effect for the Capital Securities. See "Description of Capital Securities--Book-Entry Procedures, Delivery and Form" in this Prospectus Supplement.

    Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Subordinated Debentures to be issued in definitive form.

    Payments on Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Subordinated Debentures, as described under "Description of Capital Securities--Book-Entry Procedures, Delivery and Form" in this Prospectus Supplement. If Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the principal corporate trust office of the Debt Securities Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debt Securities Trustee not later than 15 calendar days prior to the date on which the interest is payable.

    Subordinated Debentures will be exchangeable for other Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount. Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Subordinated Debt Indenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Debt Indenture. The Company will appoint the Debt Securities Trustee as securities registrar under the Subordinated Debt Indenture. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures.

    In the event of any redemption, neither the Company nor the Debt Securities Trustee shall be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning 15 days next preceding the day of selection for redemption of Capital Securities and ending on the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

    Any monies deposited with the Debt Securities Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

CERTAIN COVENANTS

    If (i) there shall have occurred any event that would constitute an Event of Default, (ii) International Paper shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) International Paper shall have given notice of its election to defer payments of interest on the Subordinated Debentures by extending the interest payment period as provided in the Subordinated Debt Indenture and such period, or any extension thereof, shall be continuing, then International Paper (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank pari passu with or junior to the Subordinated Debentures, and (c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

    International Paper will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Issuer Trust; provided, however, that any permitted successor of International Paper under the Subordinated Debt Indenture may succeed to International Paper's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Issuer Trust (x) to remain a statutory business trust, except in connection with distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Issuer Trust, the redemption of all of the Trust Securities of the Issuer Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes.

EXPENSES AND TAXES

    The Company, as borrower, will agree to pay all debts and other obligations (other than with respect to the Capital Securities and Common Securities issued by the Issuer Trust) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees for the Issuer Trust and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject so that the net amounts received and retained by the

Issuer Trust after paying such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges will be equal to the amounts that the Issuer Trust would have received and retained had such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges not been incurred by or imposed on the Issuer Trust. The foregoing obligations of the Company under the Debt Securities owned by the Issuer Trust are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company will irrevocably waive any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company will also agree in the Debt Securities owned by the Issuer Trust to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

MODIFICATION OF SUBORDINATED DEBT INDENTURE

    The provisions for modifying the Subordinated Debt Indenture and the Debt Securities issued thereunder, including the Subordinated Debentures, are summarized under the heading "Description of Debt Securities--Meetings, Modification and Waiver" in the accompanying Prospectus. In addition, so long as any of the Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Subordinated Debt Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least 66 2/3% of the aggregate Liquidation Amount of the outstanding Capital Securities unless and until the principal of (and premium, if any, on) the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. In addition, the Company may not amend the Subordinated Debt Indenture to remove the rights of holders of Capital Securities of the Issuer Trust to institute a Direct Action without the prior written consent of all the holders of Capital Securities or to remove the obligation to obtain the consent of holders of Capital Securities as provided for, or without the consent of the required percentage of holders of the Capital Securities of the Issuer Trust. So long as the Company acts in accordance with the terms of the Subordinated Debentures and the Subordinated Debt Indenture, the Company may advance the Stated Maturity of and defer interest payable on the Subordinated Debentures, in each case without the consent of the Issuer Trust or the holders of the Capital Securities.

DEBENTURE EVENTS OF DEFAULT

    The Subordinated Debt Indenture provides that any one or more of the events described under "Description of Debt Securities--Events of Default" in the accompanying Prospectus constitutes an "Event of Default" with respect to the Subordinated Debentures. Deferral of any due date for the payment of interest in connection with an Extension Period does not constitute an Event of Default. For purposes of the Declaration and this Prospectus Supplement, each such Event of Default under the Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Capital Securities--Declaration Events of Default" in this Prospectus Supplement, the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Capital Securities.

    The holders of at least a majority in aggregate principal amount of outstanding Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee. The Debt Securities Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debt Securities Trustee or such holders of Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Subordinated Debentures, with the consent of a majority in aggregate Liquidation Amount of the outstanding Capital Securities, if such Subordinated

Debentures are held by the Issuer Trust, may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Securities Trustee. Should the holders of Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right.

    The holders of at least a majority in aggregate principal amount of the outstanding Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Securities Trustee) or a default in respect of a covenant or provision which under the Subordinated Debt Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture affected thereby, provided, that if the Subordinated Debentures are held by the Issuer Trust or an Issuer Trustee, such waiver shall not be effective as to the Subordinated Debentures unless the holders of at least a majority in aggregate liquidation amount of the Capital Securities shall have consented to such waiver; provided further, that if the consent of the Holder of each outstanding Subordinated Debenture is required, such waiver shall not be effective unless each holder of the Capital Securities shall have consented to such waiver. See "Description of Debt Securities--Meetings, Modification and Waiver" in the accompanying Prospectus. The Company is required to file annually with the Debt Securities Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Subordinated Debt Indenture.

    If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Subordinated Debentures, and any other amounts payable under the Subordinated Debentures and the Subordinated Debt Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities held by such holder. The Company may not amend the Subordinated Debentures to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Capital Securities.

    The holders of the Capital Securities would not be able to exercise directly any remedies available to the holders of the Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Capital Securities--Declaration Events of Default" in this Prospectus Supplement.

                            DESCRIPTION OF GUARANTEE

    The following summary of certain terms and provisions of the Guarantee supplements the information set forth in the accompanying Prospectus under the heading "Description of Trust Preferred Securities and Trust Guarantees." The Guarantee will be executed and delivered by the Company concurrently with the issuance of Capital Securities by the Issuer Trust for the benefit of the holders from time to time of the Capital Securities. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee. including the definitions therein of certain terms. A copy of the form of the Guarantee is available upon request from the Guarantee Trustee.

GENERAL

    The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Capital Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust (unless the Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of
(a) the aggregate of the Liquidation Amount of all outstanding Capital Securities and all accumulated and unpaid Distributions to the date of payment, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Issuer Trust to pay such amounts to such holders.

    The Company will, through the Guarantee, the Declaration, the Subordinated Debentures and the Subordinated Debt Indenture, taken together, fully, irrevocably and unconditionally guarantee all the Issuer Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. See "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee" in this Prospectus Supplement.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Subordinated Debt Indenture) of the Company in the same manner as the Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Capital Securities of the Subordinated Debentures.

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed by the Company as and to the extent described under "Description of Guarantee" in this Prospectus Supplement. Taken together, the Company's obligations under the Subordinated Debentures, the Subordinated Debt Indenture, the Declaration and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Capital Securities. The Guarantee does not cover payment of amounts payable with respect to the Capital Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, one remedy of a holder of the Capital Securities would be to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities held by such holder.

    The obligations of the Company under the Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Subordinated Debt Indenture).

SUFFICIENCY OF PAYMENTS

    As long as payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Capital Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Capital Securities and Common Securities; (ii) the interest rate, Payment Dates and other payment dates on the Subordinated Debentures will match the Distribution rate, Payment Dates and other payment dates for the Capital Securities; (iii) the Company will pay for all and any costs, expenses and liabilities of the Issuer Trust except United States withholding taxes and the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Declaration further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

    Notwithstanding anything to the contrary in the Subordinated Debt Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee" in this Prospectus Supplement.

    A default or event of default under any Senior Indebtedness (as defined in the Subordinated Debt Indenture) of the Company would not necessarily constitute a default or Event of Default in respect of the Capital Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness (as so defined) of the Company, the subordination provisions of the Subordinated Debt Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Subordinated Debentures--Subordination" in this Prospectus Supplement.

LIMITED PURPOSE OF THE ISSUER TRUST

    The Capital Securities represent undivided beneficial ownership interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Capital Securities and Common Securities, investing the proceeds thereof in Subordinated Debentures and engaging in only those other activities necessary, the proceeds thereof in Subordinated Debentures and engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). A principal difference between the rights of a holder of a Capital Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company payments on Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions or other amounts distributable with respect to the Capital Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust, other than any such dissolution, winding-up or liquidation involving the distribution of the Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Capital Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" in this Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness (as defined herein) as set forth in the Subordinated Debt Indenture, but entitled to receive payment in full of all amounts payable with respect to the Subordinated Debentures before any stockholders Of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Subordinated Debt Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than United States withholding taxes and the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Capital Securities and a holder of such Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of certain of the material United States Federal income tax consequences of the purchase, ownership and disposition of Capital Securities. Unless otherwise stated, this summary deals only with Capital Securities held as capital assets by holders who purchase the Capital Securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Capital Securities as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Capital Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    In connection with the issuance of the Subordinated Debentures, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company and the Issuer Trust ("Tax Counsel"), will render an opinion generally to the effect that under current law and assuming full compliance with the terms of the Subordinated Debt Indenture and certain other documents, and based on certain facts and assumptions contained in such opinion, the Subordinated Debentures to be held by the Issuer Trust will be classified, for United States Federal income tax purposes, as indebtedness of the Company.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Capital Securities, Tax Counsel will render an opinion generally to the effect that, under current law and assuming full compliance with the terms of the Declaration, the Subordinated Debt Indenture, and certain other documents, and based on certain facts and assumptions contained in such opinion, the Issuer Trust will be classified for United States Federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States Federal income tax purposes, each holder of Capital Securities will generally be treated as the owner of an undivided interest in the Subordinated Debentures, and as further discussed below, each holder will be required to include in ordinary income his allocable share of interest (or original issue discount ("OID"), if any) paid or accrued on the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position, based on the advice of Tax Counsel, that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

    EXERCISE OF DEFERRAL OPTION. If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purpose of the OID rules, as being "re-issued" at such time with OID. Under these rules a holder of the Subordinated Debentures would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase the holder's adjusted tax basis in the Subordinated Debentures and the holder's actual receipt of interest payments would reduce such basis.

    Because income on the Capital Securities will constitute interest income for United States Federal income tax purposes, corporate holders of Capital Securities will not be entitled to claim a dividends received deduction in respect of such income.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    If the Company liquidates the Issuer Trust and causes the Subordinated Debentures to be distributed on a pro rata basis to the holders of the Capital Securities, such distribution would be treated as a nontaxable event to the holders. In such event, each holder of Capital Securities would have an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to the adjusted tax basis in his Capital Securities surrendered therefor and the holding period of the Subordinated Debentures would include the period during which the holder had held the Capital Securities. If, however, the Issuer Trust is characterized, for United States Federal income tax purposes, as an association taxable as a corporation at the time of such liquidation, the distribution of the Subordinated Debentures would constitute a taxable event to the holders of Capital Securities.

    If the Subordinated Debentures are redeemed for cash and the proceeds of such redemption are distributed to holders in redemption of their Capital Securities, the redemption would be treated as a sale of the Capital Securities, in which gain or loss would be recognized, as described immediately below.

SALE OF CAPITAL SECURITIES

    Upon the sale of the Capital Securities, a holder will recognize gain or loss in an amount equal to the difference between his adjusted tax basis in the Capital Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). Subject to the market discount rules described above, such gain or loss will be a capital gain or loss and will be a long term capital gain or loss if the Capital Securities have been held for more than one year.

    The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of his Capital Securities will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income or (ii) any amount of OID, in either case, that has accrued on his pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in his Capital Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

NON-U.S. HOLDERS

    For purposes of this discussion, a "Non-U.S. Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

    Payments made to a holder of Capital Securities who is a Non-U.S. Holder will not be subject to withholding of United States Federal income tax, provided that (a) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Capital Securities certifies to the Issuer Trust or its agent, under the penalty of perjury, that it is not a United States holder and provides his name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Securities in such capacity, certifies to the Trust or its agent, under the penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Issuer Trust or its agent with a copy thereof. In addition, a Non-U.S. Holder of Capital

Securities will not be subject to withholding of United States Federal income tax on any gain realized upon the sale or other disposition of a Capital Security.

INFORMATION REPORTING

    Generally, income on the Capital Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Capital Securities by January 31 following each calendar year.

                          CERTAIN ERISA CONSIDERATIONS

    Before authorizing an investment in the Capital Securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to ERISA ("Plans") should consider, among other matters, (a) ERISA's fiduciary standards (including its prudence and diversification requirements), (b) whether such fiduciaries have authority to make such investment in the Capital Securities under the applicable Plan investment policies and governing instruments, and (c) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (collectively, "Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Such administrative exemptions include prohibited transaction class exemptions ("PTCE"). PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

    The Department of Labor has issued a regulation (29 C.F.R. section 2510.3-101) (the "Plan Assets Regulation") concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be assets of the investing Plan unless certain exceptions apply. If the underlying assets of the Issuer Trust were deemed to include "plan assets" of investing Plans, the Property Trustee and the Company could be treated as fiduciaries under ERISA with respect to such Plans by virtue of their exercise of authority or control respecting the management or disposition of the assets of the Issuer Trust. Under such circumstances, there may have been an improper delegation by the investing Plans of the responsibility to manage Plan assets and the Company's redemption of the Subordinated Debentures could constitute a prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

    Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Issuer Trust would not be deemed to be "plan assets" of investing Plans if the equity interests acquired by employee benefit plans are "publicly-offered securities"--that is, they are (1) widely held (i.e., owned by more than 100 investors independent of the issuer and of each other), (2) freely transferable and (3) sold as part of an offering to the public pursuant to an effective registration statement under the Securities Act and then timely registered under the Exchange Act. The Underwriters expect that the Capital Securities will be held by at least 100 independent investors at the conclusion of the offering, and that the Capital Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and it is anticipated that the Capital Securities will be timely registered under the Exchange Act. While no significant restrictions have been imposed on the transfer of the Capital Securities and, therefore, it is anticipated that the Capital Securities will be "freely tradeable" for purposes of the Plan Asset regulations, whether a security is "freely transferable" for purposes of the Plan Assets Regulation is a factual question to be determined on the basis of all relevant facts and circumstances.

    Although it is expected that the Capital Securities will meet the criteria of "publicly offered securities" described above and that, therefore, the assets of the Issuer Trust should not be deemed to be "plan assets" of an investing Plan, if the Company or the Issuer Trust is a Party in Interest with respect to the Plan, in the absence of an applicable exemption, the Plan's purchase of the Capital Securities from the Company would likely constitute a prohibited transaction under Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code. In addition, in the absence of an applicable exemption, certain other transactions coincident to the Capital Securities may involve a prohibited transaction, such as a distribution of the Subordinated Debentures from the Issuer Trust to a Plan investor.

    Any plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Capital Securities should consult with their own counsel to confirm that such investment will not result in a prohibited transaction that is not subject to an exemption and will satisfy any other applicable requirements of ERISA and the Code. Each purchaser using assets of a Plan to acquire Capital Securities will be deemed to have represented that its purchase and holding of such Capital Securities will not result in a nonexempt prohibited transaction under ERISA or the Code and will be covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

    Governmental Plans and certain church plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental and church plans, in consultation with their advisers, should consider the impact of their respective state laws on investments in the Capital Securities and the considerations discussed above to the extent applicable.

                                  UNDERWRITERS

    Subject to the terms and conditions set forth in the Underwriting Agreement dated September 17, 1998 (the "Underwriting Agreement") among the Company, the Issuer Trust, and each of the underwriters named therein (the "Underwriters"), the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, severally but not jointly, the respective number of the Capital Securities set forth opposite their names below:

                                                                                 NUMBER OF
                                                                                  CAPITAL
NAME                                                                             SECURITIES
----------------------------------------------------------------------------  ----------------
Morgan Stanley & Co. Incorporated...........................................       3,466,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........................       3,463,000
A.G. Edwards & Sons, Inc....................................................       3,463,000
PaineWebber Incorporated....................................................       3,463,000
Prudential Securities Incorporated..........................................       3,463,000
Salomon Smith Barney Inc....................................................       3,463,000
Credit Suisse First Boston Corporation......................................       1,400,000
Goldman, Sachs & Co.........................................................       1,400,000
J.P. Morgan Securities Inc..................................................       1,400,000
Bear, Stearns & Co. Inc.....................................................         116,500
BT Alex Brown Incorporated..................................................         116,500
CIBC Oppenheimer Corp.......................................................         116,500
SG Cowen Securities Corporation.............................................         116,500
Donaldson, Lufkin & Jenrette Securities Corporation.........................         116,500
Schroder & Co. Inc..........................................................         116,500

                                                                                 NUMBER OF
                                                                                  CAPITAL
NAME                                                                             SECURITIES
----------------------------------------------------------------------------  ----------------
Advest, Inc.................................................................          58,000
Robert W. Baird & Co. Incorporated..........................................          58,000
BancAmerica Securities, Inc.................................................          58,000
William Blair & Company, L.L.C..............................................          58,000
Blaylock & Partners, L.P....................................................          58,000
J.C. Bradford & Co..........................................................          58,000
Craigie Incorporated........................................................          58,000
Crowell, Weedon & Co........................................................          58,000
Dain Rauscher Wessels.......................................................          58,000
Davenport & Company LLC.....................................................          58,000
Fahnestock & Co. Inc........................................................          58,000
Ferris, Baker Watts, Incorporated...........................................          58,000
Fidelity Capital Markets
  A Division of National Financial Services Corporation.....................          58,000
Fifth Third/The Ohio Company................................................          58,000
First Albany Corporation....................................................          58,000
First of Michigan Corporation...............................................          58,000
Gibraltar Securities Co.....................................................          58,000
J.J.B. Hilliard, W.L. Lyons, Inc............................................          58,000
Interstate/Johnson Lane Corporation.........................................          58,000
Janney Montgomery Scott Inc.................................................          58,000
JWGenesis Securities, Inc...................................................          58,000
Kirkpatrick, Pettis, Smith, Polian Inc......................................          58,000
Legg Mason Wood Walker, Incorporated........................................          58,000
McDonald & Company Securities, Inc..........................................          58,000
Mesirow Financial, Inc......................................................          58,000
Morgan Keegan & Company, Inc................................................          58,000
Olde Discount Corporation...................................................          58,000
Piper Jaffray Inc...........................................................          58,000
Raymond James & Associates, Inc.............................................          58,000
The Robinson-Humphrey Company, LLC..........................................          58,000
Roney Capital Markets
  A Division of First Chicago Capital, Markets Inc..........................          58,000
Scott & Stringfellow, Inc...................................................          58,000
Muriel Siebert & Co., Inc...................................................          58,000
Sterne, Agee & Leach, Inc...................................................          58,000
Stifel, Nicolaus & Company, Incorporated....................................          58,000
Sutro & Co. Incorporated....................................................          58,000
Tucker Anthony Incorporated.................................................          58,000
Utendahl Capital Partners, L.P..............................................          58,000
Wedbush Morgan Securities...................................................          58,000
Wheat First Securities, Inc.................................................          58,000
                                                                              ----------------
    Total...................................................................      28,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Capital Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the Capital Securities if any are taken.

    The initial purchase price for the Capital Securities will be the initial offering price set forth on the cover page of this Prospectus Supplement (the "Capital Securities Offering Price"). The Underwriters propose to offer the Capital Securities at the Capital Securities Offering Price, and all or part to certain dealers at a price that represents a concession not in excess of $0.50 per Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Capital Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters named on the cover page hereof.

    In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriters arranging the investment therein of such proceeds an amount of $0.7875 per Capital Security (or $22,050,000 in the aggregate) for the accounts of the Underwriters.

    Pursuant to the Underwriting Agreement, the Issuer Trust and the Company have granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an aggregate of 4,200,000 additional Capital Securities at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Capital Securities. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Capital Securities as the number of Capital Securities set forth opposite such Underwriter's name in the preceding table bears to the total number of Capital Securities offered by the Underwriters hereby.

    Prior to this offering, there has been no public market for the Capital Securities. Application will be made to list the Capital Securities on the NYSE. Trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Capital Securities.

    The Underwriters have advised the Company that they intend to make a market in the Capital Securities prior to commencement of trading on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

    In order to meet one of the requirements for listing the Capital Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Capital Securities to a minimum of 400 beneficial holders.

    The Company and the Issuer Trust have agreed that, during the period beginning on the date of the Underwriting Agreement and continuing to and including the closing under the Underwriting Agreement, neither will offer, sell, contract to sell or otherwise dispose of any securities of the Company or the Issuer Trust that are substantially similar to the Capital Securities, or that are convertible into or exchangeable for, or otherwise represent a right to acquire, any such securities, except in the offering or with the prior written consent of the Underwriters.

    The Company and the Issuer Trust have agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with the offering of the Capital Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the Capital Securities. Specifically, the Underwriters may overallot by selling more Capital Securities than they are committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriters may purchase Capital Securities in the open market following completion of the initial offering of the Capital Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Capital Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Capital Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or a dealer if the Underwriters repurchase Capital Securities distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Capital Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or financial services to the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

    The validity of the Capital Securities, the Subordinated Debentures and the Guarantee will be passed upon for International Paper and the Issuer Trust by James W. Guedry, Associate General Counsel of International Paper, and by Skadden, Arps, Slate, Meagher & Flom LLP, and certain matters will be passed upon on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Guedry does not own a material or significant amount of the outstanding shares of International Paper common stock. He participates in International Paper's Stock Option Plan and in its Salaried Savings Plan, having an interest in a fund under that plan which invests in International Paper common stock.

                                    EXPERTS

    THIS SECTION REPLACES THE SECTION ENTITLED "EXPERTS" IN THE ACCOMPANYING PROSPECTUS.

    The audited financial statements and schedules incorporated by reference in this Prospectus Supplement and elsewhere in the Registration Statement of which this Prospectus Supplement forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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